exhibit 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”), executed as of _________, ______ (“Effective Date”), is between Abraxas Petroleum Corporation, a Nevada corporation (“Abraxas” or the “Company”), and _______________ (“Employee”).

RECITALS

WHEREAS, the Board of Directors (the “Board”) of the Company, has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of certain employees to their assigned duties; and

WHEREAS, in order to induce Employee to remain in the employ of the Company, and in consideration of Employee’s agreement to continue employment with the Company, the parties desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows:

1.     Term of Agreement. This Agreement shall commence on the date hereof and shall continue in effect through _________ (the “Term”); provided, however, that commencing on January 1, ____ and each January 1 thereafter, the Term shall automatically be extended for an additional year unless, not later than December 1 of the preceding year, either party shall have given notice that it does not wish to extend the Term. Except in the event of a Change in Control (as defined in Section 4 hereof), at all times during the Term or any extended Term, Employee’s employment shall remain at will and may be terminated by the Company for any reason without notice or Cause (as hereinafter defined). If a Change in Control shall have occurred during the original or extended Term, the Term shall continue in effect for a period of 36 months beyond the Term in effect immediately before such Change in Control.

2.     Terms of Employment. During the Term, Employee agrees to be a full-time employee of the Company serving in the position of _____ _________, to devote substantially all of his working time and attention to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities associated with his position, to use his best efforts to perform faithfully and efficiently such responsibilities. In addition, Employee agrees to serve in such other capacities or offices to which Employee may be assigned, appointed or elected from time to time by the Board. Nothing herein shall prohibit Employee from devoting his time to civic and community activities or managing personal investments, as long as the foregoing do not interfere with the performance of his duties hereunder.

3.     Compensation.

(a)     As compensation for services under this Agreement, Employee shall be entitled to receive base salary and other compensation to be determined from time to time by the Board in its sole discretion. In addition, Employee shall be entitled to participate in any additional bonus, incentive compensation or employee benefit arrangement which may be established from time to time by the Company in its sole discretion. Notwithstanding anything to the contrary provided in this Agreement, prior to a Change in Control, Employee shall not be entitled to receive any compensation from the Company upon termination, voluntary or involuntary, of his employment with the Company, regardless of the reason for such termination.

(b)     The Company shall reimburse Employee, in accordance with Company policy in effect from time to time, for all reasonable travel, entertainment and other business expenses incurred by Employee in the performance of his responsibilities under this Agreement within a reasonable time after receipt of written substantiation of such expenses from Employee.

4.     Change in Control. For purposes of this Agreement, a Change in Control shall be deemed to have occurred if:

(a)     any “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, (the “Exchange Act”)) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act as in effect on the date hereof, except that a person shall be deemed to be the “beneficial owner” of all shares that any such person has the right to acquire pursuant to any agreement or arrangement or upon exercise of conversion rights, warrants, options or otherwise, without regard to the sixty day period referred to in such Rule), directly or indirectly, of securities representing 20% or more of the combined voting power of the Company’s then outstanding securities,

(b)     any person or group shall make a tender offer or an exchange offer for 20% or more of the combined voting power of the Company’s then outstanding securities,

(c)     at any time during any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the Company directors then still in office who either were the Company directors at the beginning of the period or whose election or nomination for election was previously so approved (“Current Directors”), cease for any reason to constitute a majority thereof,

(d)     the Company shall consolidate, merge or exchange securities with any other entity and the stockholders of the Company immediately before the effective time of such transaction do not beneficially own, immediately after the effective time of such transaction, shares entitling such stockholders to a majority of all votes (without consideration of the rights of any class of stock entitled to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the consolidation, merger or share exchange would be entitled for the purpose of electing directors or where the Current Directors immediately after the effective time of the consolidation, merger or share exchange would not constitute a majority of the Board of Directors of the corporation issuing cash or securities in the consolidation, merger or share exchange, or

(e)     any person or group acquires all or substantially all of the Company’s assets.

Notwithstanding the foregoing, however, a Change in Control shall not be deemed to occur merely by reason of an acquisition of Company securities by, or any consolidation, merger or exchange of securities with, any entity that, immediately prior to such acquisition, consolidation, merger or exchange of securities, was a “subsidiary”, as such term is defined below. For these purposes, the term “subsidiary” means (a) any corporation of which 95% of the capital stock of such corporation is owned, directly or indirectly, by the Company and (b) any unincorporated entity in respect of which the Company has, directly or indirectly, an equivalent degree of ownership.

5.     Termination of Employment Following Change in Control. Prior to a Change in Control, Employee’s employment shall remain at will and may be terminated by the Company for any reason without notice or Cause. From and after a Change in Control, Employee shall be entitled to the benefits provided in Subsection 6(d) hereof upon the subsequent termination of his employment during the Term or extended Term unless such termination is because of Employee’s death or Retirement, by the Company for Cause or Disability, or by Employee other than for Good Reason.

(a)     Disability; Retirement. If, as a result of Employee’s incapacity due to physical or mental illness, Employee shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months, and within thirty (30) days after written Notice of Termination is given, Employee shall not have returned to the full-time performance of Employee’s duties, the Company may terminate Employee’s employment for “Disability.” Any question as to the existence of Employee’s Disability upon which Employee and the Company cannot agree shall be determined by a qualified independent physician selected by Employee (or, if Employee is unable to make such selection, it shall be made by any adult member of Employee’s immediate family), and approved by the Company. The determination of such physician made in writing to the Company and to Employee shall be final and conclusive for all purposes of this Agreement. Termination by the Company or Employee of his employment based on “Retirement” shall mean termination in accordance with the Company’s retirement policy, generally applicable to its salaried employees or in accordance with any retirement arrangement established with his consent with respect to Employee.

(b)     Cause. Termination by the Company of Employee’s employment for “Cause” shall mean termination upon:

(i)     the willful and continued failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from his incapacity due to physical or mental illness or any such actual or anticipated failure resulting from termination by Employee for Good Reason) after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties, or

(ii)     the willful engaging by Employee in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes of this Subsection, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote (which cannot be delegated) of not less than a majority of the members of the Board who are not officers of the Company at a meeting of the Board called and held for such purposes (after reasonable notice to Employee and an opportunity for Employee, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Employee was guilty of conduct set forth above in clauses (i) or (ii) of the first sentence of this Subsection and specifying the particulars thereof in detail.

(c)     Good Reason. Employee shall be entitled to terminate his employment for Good Reason. For purposes of this Agreement, “Good Reason” shall mean, without Employee’s express written consent, any of the following:

(i)     a material adverse alteration in the nature or status of Employee’s position, duties or responsibilities from those in effect immediately prior to a Change in Control, other than any such alteration primarily attributable to the fact that the Company may no longer be a public company or may be a subsidiary of another entity;

(ii)     a reduction in Employee’s annual base salary as in effect immediately prior to the Change in Control or as the same may be increased from time to time;

(iii)     a change in the principal place of Employee’s employment, as in effect at the time of a Change in Control, to a location more than fifty (50) miles from such principal place of employment, excluding required travel on the Company’s business to an extent substantially consistent with Employee’s present business travel obligations;

(iv)     the failure by the Company, without Employee’s consent, to pay to Employee any portion of his current compensation, or to pay to Employee any portion of any deferred compensation, within ten (10) days of the date any such compensation payment is due;

(v)     the failure by the Company to continue in effect any compensation plan in which Employee participates, or any substitute plans adopted prior to the Change in Control, unless an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan in connection with the Change in Control, or the failure by the Company to continue Employee’s participation therein on the same basis, both in terms of the amount of benefits provided and the level of Employee’s participation relative to other participants, as existed at the time of the Change in Control;

(vi)     the failure by the Company to continue to provide Employee with benefits at least as favorable to those enjoyed by Employee under any of the Company’s pension, life insurance, medical, health and accident, disability, deferred compensation or savings plans in which Employee were participating at the time of the Change in Control, the taking of any action by the Company which would directly or indirectly materially reduce any of such benefits or deprive Employee of any material fringe benefit enjoyed by Employee at the time of the Change in Control, or the failure by the Company to provide Employee with the number of paid vacation days to which Employee is entitled on the basis of the Company’s practice with respect to Employee as in effect at the time of the Change in Control;

(vii)     the failure of the Company to obtain a satisfactory agreement from any successor to assume and agree to perform this Agreement, as contemplated in Section 8 hereof; or

(viii)     any purported termination of Employee’s employment which is not effected pursuant to a Notice of Termination satisfying the requirements of Subsection (d) below (and, if applicable, the requirements of Subsection (b) above); for purposes of this Agreement, no such purported termination shall be effective;

provided, that the events described in clauses (i) through (viii) of this Subsection (c) shall constitute Good Reason only if (1) the Employee delivers written notice to the Company of the existence of the event or condition which constitutes Good Reason within sixty (60) days of the initial occurrence of such event or condition (such notice shall constitute the Notice of Termination as required by Subsection (d) below), (2) the Company fails to cure such event within thirty (30) days after receipt of such notice from Employee; and (3) Employee actually terminates his employment no later than thirty (30) days after the Company has failed to cure the condition within the 30-day period specified above.

(d)     Notice of Termination. Prior to a Change in Control, Employee may be terminated with or without notice. From and after a Change in Control, any purported termination of Employee’s employment by the Company or by Employee shall be communicated by written notice to the other party hereto in accordance with Section 9 hereof (“Notice of Termination”). Such Notice of Termination shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Employee’s employment under the provisions so indicated.

(e)     Date of Termination, Etc. Prior to a Change in Control, “Date of Termination” shall mean the date Employee’s employment is terminated. From and after a Change in Control, “Date of Termination” shall mean:

(i)     if Employee’s employment is terminated for Disability, 30 days after Notice of Termination is given (provided that Employee shall not have returned to the full-time performance of Employee’s duties during such 30 day period);

(ii)     if Employee’s employment is terminated pursuant to Subsection 5(b) or for any other reason (other than Disability or pursuant to Subsection 5(c)), the date specified in the Notice of Termination (which, in the case of a termination pursuant to Subsection 5(b) above shall not be less than 10 days from the date such Notice of Termination is given); or

(iii)     if Employee’s employment is terminated pursuant to Subsection 5(c), the date that Employee actually terminates his employment with the Company, but no later than thirty (30) days after the Company has failed to cure the condition as set forth in Subsection 5(c) above.

From and after a Change in Control , the party receiving such Notice of Termination may notify the other party within 30 days after any Notice of Termination is given (or in the event of a termination pursuant to Subsection 5(c), within 30 days of the expiration of the 30-day period during which the Company failed to cure the condition specified in the Notice of Termination) that a dispute exists concerning the termination, provided that such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence.

6.     Compensation Upon Termination or During Disability. From and after a Change in Control, upon termination of Employee’s employment or during a period of Disability, Employee shall be entitled to the following benefits:

(a)     During any period that Employee fails to perform his full-time duties with the Company as a result of Employee’s Disability, Employee shall continue to receive his base salary at the rate in effect at the commencement of any such period, together with all compensation payable to Employee under the Company’s disability plan or other plan during such period, until this Agreement is terminated pursuant to Subsection 5(a) hereof. Thereafter, Employee’s benefits shall be determined in accordance with the Company’s long-term disability plan as in effect immediately prior to a Change in Control.

(b)     If Employee’s employment shall be terminated by the Company for Cause or by Employee other than for Good Reason, Disability, death or Retirement, the Company shall pay Employee’s full base salary through the Date of Termination at the rate in effect at the time Notice of Termination is given and any amounts to be paid to Employee pursuant to the Company’s retirement and other benefits plans of the Company then in effect, and the Company shall have no further obligations to Employee under this Agreement.

(c)     If Employee’s employment shall be terminated by the Company or by Employee for Retirement, or by reason of his death, Employee’s benefits shall be determined in accordance with the Company’s retirement, benefit and insurance programs then in effect.

(d)     After the occurrence of a Change in Control, if Employee’s employment by the Company is terminated by the Company other than for Cause and other than because of Employee’s death, Disability or Retirement or by Employee for Good Reason then, effective as of the Date of Termination, in lieu of any severance benefits which Employee otherwise would be eligible to receive under the Company’s severance plan or policy as in effect immediately prior to the Change in Control, Employee shall be entitled to the benefits provided below:

(i)     The Company shall pay Employee his full base salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given, plus all other amounts to which Employee is entitled under any compensation or benefit plan of the Company (excluding any severance benefits under the Company’s severance plan or policy) at the time such payments are due under the terms of such plans.

(ii)     In lieu of any further salary payments to Employee for periods subsequent to the Date of Termination, the Company shall pay to Employee, not later than the fifth day following the Date of Termination, a lump sum payment equal to three times Employee’s annual base salary.

(iii)     The Company shall also pay to Employee all legal fees and expenses incurred by Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(iv)     Notwithstanding any other provision of this Agreement, if (1) Employee is a “Disqualified Individual” (as defined in Section 280G(c) of the Internal Revenue Code of 1986, as amended, and any applicable regulations thereunder (the "Code")) and (2) the payment provided for in this Section 6, individually or together with any other payments which Employee has the right to receive from the Company (including without limitation the payments under Section 6 and the acceleration of vesting of equity awards under the Company’s equity incentive plans) would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code) (the “Parachute Payments”) which will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then the total amounts received by Employee from the Company which constitute Parachute Payments shall be reduced to an amount equal, in the aggregate, to one dollar ($1.00) less than three (3) times Employee’s base amount (as defined in Section 280G of the Code) so that no portion of the Parachute Payments received by Employee shall be subject to the Excise Tax, if and only if (i) such reduction in the Parachute Payments produces a better net after-tax position (taking into account any applicable Excise Tax under Section 4999 of the Code and any applicable income tax) than the total payment provided for herein and (ii) there are no other amounts receivable by Employee from the Company which, by their terms, may not be reduced such that no portion of such amounts received by Employee shall be subject to the Excise Tax.

(e)     Except as specifically provided in this Section 6, Employee shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by Employee as the result of employment by another employer or by retirement benefits after the Date of Termination, or otherwise.

(f)     In addition to all other amounts payable to Employee under this Section 6, Employee shall be entitled to receive all benefits payable to Employee under any other plan or agreement relating to retirement benefits in accordance with the terms of such plan or agreement.

7.     Section 409A.

(a)     This Section 7 is intended to help ensure that compensation paid or delivered to Employee pursuant to this Agreement either is paid in compliance with, or is exempt from, Section 409A of the Code and the rules and regulations promulgated thereunder (collectively, “Section 409A”). However, the Company does not warrant that all compensation paid or delivered to Employee will be exempt from, or paid in compliance with, Section 409A.

(b)     Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of Section 409A, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner to be consistent with such intent. For purposes of Section 409A, each payment under this Agreement (including any installment payments) shall be designated a “separate payment” within the meaning of Section 409A.

(c)     For the purposes of determining when amounts otherwise payable on account of Employee’s termination of employment under this Agreement will be paid, which amounts become due because of Employee’s termination of employment, “termination of employment” or words of similar import, as used in this Agreement, shall refer to Employee’s “separation from service” within the meaning of Section 409A and Treas. Reg. Section 1.409A-1(h). Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the Date of Termination, Employee is deemed to be a “specified employee” within the meaning of Section 409A, any payments or benefits due upon a termination of Employee’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1(b)(4) (including, without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Employee in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is six months and one day after Employee’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Employee’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

(d)     With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A, (i) the expenses eligible for reimbursement or in-kind benefits provided to Employee must be incurred during the Term (or applicable survival period), (ii) the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (iii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iv) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

8.     Successors; Binding Agreement.

(a)     The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Such assumption and agreement shall be obtained prior to the effectiveness of any such succession. As used in this Agreement, “Company” shall mean the Company as herein before defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise. Prior to a Change in Control, the term “Company” shall also mean any affiliate of the Company to which Employee may be transferred and Company shall cause such successor employer to be considered the “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide. Following a Change in Control the term “Company” shall not mean any affiliate of the Company to which Employee may be transferred unless Employee shall have previously approved of such transfer in writing, in which case the Company shall cause such successor employer to be considered “Company” bound by the terms of this Agreement and this Agreement shall be amended to so provide.

(b)     This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to Employee hereunder if Employee had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

9.     Notice. For the purpose of this Agreement, notices and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement, provided that all notices to the Company shall be directed to the attention of the Board with a copy to the Secretary of the Company, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt.

10.     Miscellaneous. No provision of this Agreement shall be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.  THE VALIDITY, INTERPRETATION, CONSTRUCTION AND PERFORMANCE OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS.

11.     Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

12.     Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

13.     Arbitration. THIS AGREEMENT IS SUBJECT TO ARBITRATION UNDER THE TEXAS ARBITRATION ACT. Any dispute or controversy between Employee and Company, including those arising under or in connection with Employee’s employment with Company and/or this Agreement shall be settled exclusively by binding arbitration in San Antonio, Texas in accordance with the rules of the American Arbitration Association then in effect. Employee and Company agree that the arbitrator does not have authority (i) to render a decision which contains a reversible error of state or federal law, or (ii) to apply a cause of action or remedy not expressly provided for under existing state or federal law. Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Employee shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

14.     Entire Agreement. This Agreement contains the entire agreement by the parties with respect to the matters covered herein and supersedes any prior agreement (including, without limitation, any prior employment or severance agreement), plan, condition, practice, custom, usage and obligation with respect to such matters insofar as any such prior agreement, plan, condition, practice, custom, usage or obligation might have given rise to any enforceable right. Without limiting the generality of the foregoing, Employee shall not be entitled to any payments under the Abraxas Petroleum Corporation Severance Plan, effective December 31, 2008, as it may be modified, amended, restated or replaced or any similar plan or arrangement.

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EXECUTED as of the date first above written.

ABRAXAS PETROLEUM CORPORATION

By:

Name:

Title:

Employee Signature